Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 2 to Registration Statement (Form S-3/A) of Stoneridge, Inc. and Subsidiaries for the registration of common shares and to the incorporation by reference therein of our report dated March 16, 2010, with respect to the consolidated financial statements of PST Eletrônica S.A and subsidiary, incorporated by reference in the Annual Report (Form 10-K of Stoneridge, Inc. and Subsidiaries) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Campinas, Brazil
October 25, 2010

ERNST & YOUNG TERCO

Auditores Independentes S.S.

CRC 2SP015199/O-6-S-AM
/s/ José Antonio de A. Navarrete
José Antonio de A. Navarrete
Accountant CRC1SP198698/O-4-S-AM